-------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

        Date of Report (Date of earliest event reported) August 27, 2002

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)



        North Carolina                0-12781                 56-1001967
(State or other jurisdiction    (Commission File No.)       (IRS Employer
      of incorporation)                                   Identification No.)


                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)




         -------------------------------------------------------------
         (Former name or former address, if changed since last report)





-------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (3 pages) and Financial Information Release (12 pages), both dated August 27, 2002, related to the fiscal 2003 first quarter ended July 28, 2002.

Forward  Looking  Information.  This  Report  contains  statements  that  may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management.



                                     SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     CULP, INC.
                                    (Registrant)


                              By:    Franklin N. Saxon
                                     ----------------------------
                                     Executive Vice President and
                                     Chief Financial Officer





Dated:  August 27, 2002

Culp Reports First Quarter 2003 Results
Page 3
August 27, 2002
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE


              CULP, INC. REPORTS FIRST QUARTER FISCAL 2003 RESULTS
                             ----------------------
                     ANNOUNCES NEW RESTRUCTURING INITATIVES
            EXPECTED TO RESULT IN OVER $12 MILLION IN ANNUAL SAVINGS

HIGH POINT, N. C. (August 27, 2002) -- Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter of fiscal 2003. The company also announced that it is undertaking additional restructuring initiatives that are expected to lower manufacturing costs, increase asset utilization and enhance manufacturing competitiveness in its Culp Decorative Fabrics division.

      For the three months ended July 28, 2002, Culp reported net sales of $85.9 million compared with $86.5 million for the same period a year ago. Excluding the cumulative effect of accounting change, net income for the first quarter of fiscal 2003 was $915,000, or $0.08 per share diluted, compared with a year-earlier loss of $1.1 million, or $0.10 per share diluted, excluding restructuring and related charges and goodwill amortization. Including the cumulative effect of accounting change, the company reported a net loss for the first quarter of fiscal 2003 of $23.2 million, or $2.04 per share diluted.

      As a result of the adoption of a new accounting standard, "Goodwill and Other Intangible Assets," the company recorded a non-cash goodwill impairment charge, net of income taxes, of $24.2 million, or $2.12 per share diluted, in the first quarter related to the goodwill associated with its Culp Decorative Fabrics division. The charge, recorded as "cumulative effect of accounting change," has no effect on operating income or cash flow from operations and does not affect the company's compliance with the terms of its lending agreements.

      Robert G. Culp, III, chief executive officer of Culp, Inc., commented, "The results for the first quarter of 2003 demonstrate the value of the actions Culp has taken to increase sales, lower manufacturing costs, improve productivity, and achieve a more profitable sales mix across all divisions. Excluding the effect of the wet printed flock business that we exited in April 2002, we reported a 3% increase in sales compared with the year-earlier period. Our considerable progress is primarily attributed to solid margin gains in each of the upholstery fabrics divisions, especially from Culp Decorative Fabrics. In addition, our ability to provide attractive fabrics that our customers demand, and meet the delivery terms that today's market requires, has contributed to the positive results.

      "During the first quarter we generated $5.4 million in cash from operations, allowing us to reduce our funded debt by $12.0 million and further strengthen our balance sheet. At the end of the quarter we had $25.1 million in cash and cash investments, a significant improvement over $549,000 at the close of the first quarter a year ago. Having a solid financial foundation continues to be a high priority for Culp.

      "We have made significant progress over the past year due to the success of our restructuring strategy and increased focus on achieving higher productivity from our current asset configuration," Culp continued. "As a result of this progress, we have now identified additional opportunities for improvement within the Culp Decorative Fabrics division that we believe will further enhance our competitive position. Our goal is to eliminate the least efficient and higher cost elements of this division's manufacturing base and realize greater utilization of its most productive assets. This restructuring plan principally involves consolidation of the company's weaving, finishing, yarn-making and distribution operations by closing our facility in
Chattanooga, Tennessee and integrating these functions into other plants. In addition to reducing our overall production costs, another key part of the restructuring plan will be a substantial reduction in the complexity of our dobby upholstery product line. As a result, we expect to realize annual savings of $12.0 to $15.0 million while maintaining the necessary capacity to meet anticipated levels of demand for the foreseeable future. The implementation of these initiatives will begin immediately and is expected to be completed in the third quarter of fiscal 2003."

      Culp noted, "The restructuring plan involves very difficult personnel decisions. We recognize the dedication and contributions of the associates employed at the Chattanooga facility, and we regret the impact of these consolidation initiatives on our associates and the community."

      The company expects the restructuring actions to result in a charge of approximately $15.0 million, or $9.1 million on an after tax basis, or $0.78 per share. Approximately $4.3 million of the pre-tax amount is expected to be non-cash items. The majority of the charges will be incurred in the second fiscal quarter ending October 27, 2002, with approximately $750,000 incurred in the second half of the fiscal year. Management will take steps to minimize disruptions in production as assets are being moved and reconfigured, but it is anticipated that the various restructuring actions will impact operating earnings (before restructuring charges) during the second quarter by $500,000 to $900,000, or $0.03 to $0.05 per share. The company expects, however, that these short-term transition costs will be recovered during the second half of the current fiscal year. Management believes that the long-term gains resulting from this restructuring will outweigh any short-term costs and the restructuring and related charges.

      Looking ahead, Culp concluded, "Although we remain confident in our ability to execute and compete effectively in this environment, we have seen a moderate slowdown in sales throughout the home furnishings industry beginning in mid-July, particularly in furniture. Overall consumer spending patterns have been hesitant in this uncertain economy, and, as a result, we expect our domestic sales for the second fiscal quarter will be flat to slightly below sales for the same period last year. However, we remain optimistic that we will see more favorable trends in our business in the second half of the year, and expect that our domestic sales for 2003 as a whole will increase over the prior year. Additionally, we believe we will meet our objective to achieve year-over-year improvement in quarterly net income, excluding the impact of restructuring charges. We also expect to continue to make meaningful progress in returning Culp's profit margins to their historical highs and to continue generating free cash flow."

      Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and mattress fabrics for bedding. The company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

      This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived from international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management.


                                   CULP, INC.
                         Condensed Financial Highlights
(Unaudited)

                                                                 Three Months Ended
                                                           ---------------------------
                                                             July 28,       July 29,
                                                               2002           2001
                                                           ------------   ------------
Net sales                                                  $ 85,888,000   $ 86,463,000

Net income (loss)                                               915,000     (2,882,000)
Cumulative effect of accounting change, net of
   income taxes                                             (24,151,000)            --
                                                           ------------   ------------
Net loss                                                   $(23,236,000)  $ (2,882,000)
                                                           ============   ============

Basic income (loss) per share:
   Before cumulative effect of accounting change:          $      (0.08)         (0.26)
   Cumulative effect of accounting change                         (2.12)          0.00
                                                           -------------  ------------
   Net loss                                                $      (2.04)  $      (0.26)
                                                           =============  ============

Diluted income (loss) per share:
   Before cumulative effect of accounting change:          $      (0.08) $       (0.26)
   Cumulative effect of accounting change                         (2.12)          0.00
                                                           -------------  ------------
   Net loss                                                $      (2.04) $       (0.26)
                                                           =============  ============

Net income (loss) per share, excluding restructuring and
   related charges, goodwill amortization and cumulative
   effect of accounting change                            *$       0.08  $       (0.10)

Average shares outstanding:
   Basic                                                     11,383,000     11,221,000
   Diluted                                                   11,765,000     11,221,000

* Excludes cumulative effect of accounting change, net of income taxes, of $24.2 million ($2.12 per share diluted) for the three months ended July 28, 2002. Excludes restructuring and related charges of $2.3 million ($1.5 million, or $0.14 per share diluted, after taxes), and goodwill amortization of $350,000 ($230,000, or $0.02 per share diluted, after taxes) for the three months ended July 29, 2001.

                                       -END-

                               CULP, INC. FINANCIAL INFORMATION RELEASE
                                   CONSOLIDATED STATEMENTS OF LOSS
                     FOR THE THREE MONTHS ENDED JULY 28, 2002 AND JULY 29, 2001

                          (Amounts in Thousands, Except for Per Share Data)

                                                          THREE MONTHS ENDED (UNAUDITED)
                                              --------------------------------------------------------
                                                    Amounts                         Percent of Sales
                                              ---------------------               ---------------------
                                              July 28,   July 29,     % Over
                                                2002       2001      (Under)         2003        2002
                                              ---------- ----------  ---------    --------- -----------
Net sales                                  $     85,888     86,463      (0.7)%      100.0 %     100.0 %
Cost of sales                                    72,034     75,674      (4.8)%       83.9 %      87.5 %
                                              ---------- ----------  ----------------------------------
      Gross profit                               13,854     10,789      28.4 %       16.1 %      12.5 %

Selling, general and
  administrative expenses                        10,437     11,235      (7.1)%       12.2 %      13.0 %
Restructuring expense                                 0      1,303    (100.0)%        0.0 %       1.5 %
                                              ---------- ----------  ----------------------------------
      Income (loss) from operations               3,417     (1,749)    295.4 %        4.0 %      (2.0)%

Interest expense                                  1,903      2,068      (8.0)%        2.2 %       2.4 %
Interest income                                    (150)       (23)    552.2 %       (0.2)%      (0.0)%
Other expense (income), net                         211        572     (63.1)%        0.2 %       0.7 %
                                              ---------- ----------  ----------------------------------
      Income (loss) before income taxes           1,453     (4,366)    133.3 %        1.7 %      (5.0)%
Income taxes *                                      538     (1,484)    136.3 %       37.0 %      34.0 %
                                              ---------- ----------  ----------------------------------
Income (loss) before cumulative effect of
   accounting change                                915     (2,882)    131.7 %        1.1 %      (3.3)%

Cumulative effect of accounting change,
   net of income taxes                          (24,151)         0
                                              ---------- ----------
      Net loss                              $   (23,236)    (2,882)
                                              ========== ==========

Basic income (loss) per share:
      Income (loss) before cumulative
         effect of accounting change        $      0.08      (0.26)    131.3 %
      Cumulative effect of accounting change      (2.12)      0.00     100.0 %
                                              ---------- ----------  --------
      Net loss                                    (2.04)     (0.26)   (694.8)%
                                              ========== ==========  ========

Diluted income (loss) per share:
      Income (loss) before cumulative
         effect of accounting change        $      0.08      (0.26)    129.9 %
      Cumulative effect of accounting change      (2.12)      0.00     100.0 %
                                              ---------- ----------  --------
      Net loss                                    (2.04)     (0.26)   (686.1)%
                                              ========== ==========  ========

Net income (loss) per share, excluding
  restructuring and related charges,
  goodwill amortization and cumulative
  effect of accounting change (see
  proforma statement on page 7)                   $0.08     ($0.10)    180.0 %
Average shares outstanding                       11,383     11,221       1.4 %
Average shares outstanding, assuming dilution    11,765     11,221       4.8 %


* Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.

                               CULP, INC. FINANCIAL INFORMATION RELEASE
                                      CONSOLIDATED BALANCE SHEETS
                           JULY 28, 2002, JULY 29, 2001, AND APRIL 28, 2002
                                               Unaudited
                                        (Amounts in Thousands)

                                                 Amounts                    Increase
                                      ------------------------------       (Decrease)
                                         July 28,       July 29,    -------------------------  *April 28,
                                           2002           2001        Dollars       Percent      2002
                                      ---------------  ------------ ------------    ---------  ---------
Current assets
      Cash and cash investments     $         25,071           549       24,522    4,466.7 %     31,993
      Accounts receivable                     34,719        52,353      (17,634)     (33.7)%     43,366
      Inventories                             59,721        59,006          715        1.2 %     57,899
      Other current assets                    13,698         9,893        3,805       38.5 %     13,413
                                      ---------------  ------------ ------------    ---------  ---------
            Total current assets             133,209       121,801       11,408        9.4 %    146,671

Property, plant & equipment, net              89,201       109,417      (20,216)     (18.5)%     89,772
Goodwill                                       9,503        48,129      (38,626)     (80.3)%     47,083
Other assets                                   4,046         1,711        2,335      136.5 %      4,187
                                      ---------------  ------------ ------------    ---------  ---------

            Total assets            $        235,959       281,058      (45,099)     (16.0)%    287,713
                                      ===============  ============ ============    =========  =========

Current liabilities
      Current maturities of
         long-term debt             $            455         2,130       (1,675)     (78.6)%      1,483
      Accounts payable                        23,678        24,773       (1,095)      (4.4)%     24,327
      Accrued expenses                        15,239        16,494       (1,255)      (7.6)%     18,905
                                      ---------------  ------------ ------------    -------    ---------
            Total current liabilities         39,372        43,397       (4,025)      (9.3)%     44,715


Long-term debt                                96,078       108,522      (12,444)     (11.5)%    107,001

Deferred income taxes                          3,502        10,330       (6,828)     (66.1)%     16,932
                                      ---------------  ------------ ------------    ---------  ---------
           Total liabilities                 138,952       162,249      (23,297)     (14.4)%    168,648

Shareholders' equity                          97,007       118,809      (21,802)     (18.4)%    119,065
                                      ---------------  ------------ ------------    ---------  ---------

           Total liabilities and
           shareholders' equity     $        235,959       281,058      (45,099)     (16.0)%    287,713
                                      ===============  ============ ============    =========  =========

Shares outstanding                            11,483        11,221          262        2.3 %     11,320
                                      ===============  ============ ============    =========  =========


*  Derived from audited financial statements.

                     CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE THREE MONTHS ENDED JULY 28, 2002 AND JULY 29, 2001
                                    Unaudited
                             (Amounts in Thousands)

                                                                           THREE MONTHS ENDED
                                                                        --------------------------
                                                                                 Amounts
                                                                        --------------------------
                                                                         July 28,      July 29,
                                                                           2002          2001
                                                                        ------------  ------------
Cash flows from operating activities:
    Net loss                                                         $      (23,236)       (2,882)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Cumulative effect of accounting change, net of income taxes        24,151             0
          Depreciation                                                        3,641         4,473
          Amortization of intangible assets                                     159           393
          Amortization of stock based compensation                               52           (13)
          Restructuring expense                                                   0         1,303
          Changes in assets and liabilities:
             Accounts receivable                                              8,647         5,496
             Inventories                                                     (1,822)          991
             Other current assets                                              (114)       (1,987)
             Other assets                                                       (18)           (3)
             Accounts payable                                                (2,366)         (123)
             Accrued expenses                                                (3,666)       (1,957)
             Income taxes payable                                                 0        (1,268)
                                                                        ------------  ------------
                Net cash provided by operating activities                     5,428         4,423
                                                                        ------------  ------------
Cash flows from investing activities:
    Capital expenditures                                                     (3,070)       (1,602)
                                                                        ------------  ------------
                Net cash used in investing activities                        (3,070)       (1,602)
                                                                        ------------  ------------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                      0            16
    Principal payments of long-term debt                                    (11,951)       (1,020)
    Change in accounts payable-capital expenditures                           1,717        (2,475)
    Proceeds from common stock issued                                           954             0
                                                                        ------------  ------------
                Net cash used in financing activities                        (9,280)       (3,479)
                                                                        ------------  ------------

Decrease in cash and cash investments                                        (6,922)         (658)

Cash and cash investments at beginning of period                             31,993         1,207
                                                                        ------------  ------------

Cash and cash investments at end of period                          $        25,071           549
                                                                        ============  ============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                  JULY 28, 2002

                                               FISCAL 02              FISCAL 03
                                             ------------   ------------------------------- -----------
                                                 Q1            Q1      Q2     Q3      Q4     LTM (3)
                                             ------------   ------------------------------- -----------
INVENTORIES
      Inventory turns                                5.1          4.9

RECEIVABLES
      Days sales in receivables                       51           34
      Percent current & less than 30
        days past due                              91.9%        98.7%

WORKING CAPITAL
      Current ratio                                  2.8          3.4
      Operating working capital turnover (2)         4.1          4.7
      Operating working capital (2)              $86,586      $70,762

PROPERTY, PLANT & EQUIPMENT
      Depreciation rate                             7.2%         6.4%
      Percent property, plant &
        equipment are depreciated                  56.2%        60.6%
      Capital expenditures                        $4,729 (1)   $3,070

PROFITABILITY
      Net income (loss) per share (5)            ($0.26)        $0.08                            $0.03
      Net income (loss) per share (diluted) (5)  ($0.26)        $0.08                            $0.03
      Net income (loss) per share (diluted) (6)  ($0.10)        $0.08                            $0.61
      Return on average total capital (6)           0.5%         3.5%                             5.3%
      Return on average equity (6)                (3.4%)         3.1%                             6.1%


LEVERAGE
      Total liabilities/equity                    136.6%       143.2%
      Funded debt/equity                           93.1%        99.5%
      Funded debt/capital employed                 48.2%        49.9%
      Funded debt                               $110,652      $96,533
      Funded debt/EBITDA (LTM) (4)                  4.26         2.71

OTHER
      Book value per share                        $10.59        $8.45
      Employees at quarter end                     3,018        2,900
      Sales per employee (annualized)           $113,000     $116,163
      Capital employed                          $229,461     $193,540
      Effective income tax rate                    34.0%        37.0%
      EBITDA (4)                                  $4,731       $7,356                          $35,601
      EBITDA/net sales (4)                          5.6%         8.6%                             9.3%

  (1) Expenditures for entire year
  (2) Working   capital  for  this   calculation  is  accounts   receivable,
      inventories and accounts payable
  (3) LTM represents "Latest Twelve Months"
  (4) EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges, certain non-cash charges and cumulative effect of accounting change, as defined by the company's credit agreement
  (5) Excludes cumulative effect of accounting change
  (6) Excludes restructuring and related charges of $9.9 million ($5.9 million or $0.51 per share diluted, after taxes) for the last twelve months, $2.3 million ($1.5 million or $0.14 per share diluted, after taxes) for the first quarter of fiscal 2002 and $24.1 million cumulative effect of accounting change for the first quarter of fiscal 2003. Also, goodwill amortization expense of $350,000 ($230,000 or $0.02 per share diluted, after taxes) and $1.1 million ($690,000 or $0.06 per share diluted, after taxes) was excluded for the first quarter of fiscal 2002 and the last twelve months, respectively

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                            SALES BY SEGMENT/DIVISION
           FOR THE THREE MONTHS ENDED JULY 28, 2002 AND JULY 29, 2001

                                   (Amounts in thousands)

                                               THREE MONTHS ENDED (UNAUDITED)
                                ------------------------------------------------------------
                                       Amounts                        Percent of Total Sales
                                 ---------------------                -----------------------
                                 July 28,   July 29,      % Over
Segment/Division                   2002       2001        (Under)        2003        2002
------------------------------   ---------  ----------  ------------  ----------   ----------
Upholstery Fabrics
    Culp Decorative Fabrics   $    34,731      35,160      (1.2)%       40.4 %       40.7 %
    Culp Velvets/Prints            23,119      25,520      (9.4)%       26.9 %       29.5 %
    Culp Yarn                       2,100         967     117.2 %        2.4 %        1.1 %
                                 ---------  ----------  ------------  ----------   ----------
                                   59,950      61,647      (2.8)%       69.8 %       71.3 %

Mattress Ticking
    Culp Home Fashions             25,938      24,816       4.5 %       30.2 %       28.7 %
                                 ---------  ----------  ------------  ----------   ----------

                            * $    85,888      86,463      (0.7)%      100.0 %      100.0 %
                                 =========  ==========  ============  ==========   ==========


* U.S. sales were $75,464 and $71,800 for the first quarter of fiscal 2003 and fiscal 2002, respectively.
The percentage increase in U.S. sales was 5.1% for the first quarter of fiscal 2003.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
           FOR THE THREE MONTHS ENDED JULY 28, 2002 AND JULY 29, 2001

                             (Amounts in thousands)

                                                 THREE MONTHS ENDED (UNAUDITED)
                                ------------------------------------------------------------------
                                        Amounts                           Percent of Total Sales
                                -------------------------                -------------------------
                                 July 28,      July 29,      % Over
      Geographic Area              2002          2001        (Under)        2003          2002
----------------------------    ------------  -----------  ------------  -----------    ----------
North America (Excluding USA)  $      7,550        8,052     (6.2)%         72.4 %        54.9 %
Europe                                  123          705    (82.6)%          1.2 %         4.8 %
Middle East                             887        2,903    (69.4)%          8.5 %        19.8 %
Far East & Asia                       1,331        2,570    (48.2)%         12.8 %        17.5 %
South America                           243          159     52.8 %          2.3 %         1.1 %
All other areas                         289          274      5.5 %          2.8 %         1.9 %
                                ------------  -----------  ------------  -----------    ----------

                               $     10,423       14,663    (28.9)%        100.0 %       100.0 %
                                ============  ===========  ============  ===========    ==========


International sales, and the percentage of total sales, for each of the last three fiscal years follows: fiscal 2000 - $111,104 (23%); fiscal 2001 - $77,824 (19%) and fiscal 2002 - $53,501 (14%). International sales for the first quarter represented 12.1% and 17.0% for 2003 and 2002, respectively.

                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
           FOR THE THREE MONTHS ENDED JULY 28, 2002 AND JULY 29, 2001
                (Amounts in Thousands, Except for Per Share Data)

                                                                THREE MONTHS ENDED (UNAUDITED)
                                       ---------------------------------------------------------------------------------
                                        As Reported                   JULY 28, 2002             JULY 29, 2001
                                          JULY 28,  Reclassification  Proforma Net     % of      Proforma Net    % of      % Over
                                           2002      & Adjustments   of Adjustments  Net Sales  of Adjustments  Net Sales  (Under)
                                         -----------   ----------    -------------    ------    -------------    ------   ---------
Net sales                             $     85,888            0          85,887       100.0%       86,463        100.0%        -0.7%
Cost of sales                               72,034                       72,033        83.9%       74,695         86.4% (4)    -3.6%
                                        -----------   ----------     -------------    ------    -------------    ------    ---------
       Gross profit                         13,854            0          13,854        16.1%       11,768         13.6%        17.7%

Selling, general and
  administrative expenses                   10,437            0          10,437        12.2%       11,235         13.0%        -7.1%
Restructuring expense                            0            0               0         0.0%            0          0.0% (6)     0.0%
                                        -----------   ----------     -------------    ------    -------------    ------    ---------
       Income  from operations               3,417            0           3,417         4.0%          533          0.6%       541.1%

Interest expense                             1,903            0           1,903         2.2%        2,068          2.4%        -8.0%
Interest income                               (150)           0            (150)       -0.2%          (23)         0.0%       552.2%
Other expense (income), net                    211            0             211         0.2%          222          0.3% (5)    -5.0%
                                        -----------   ----------     -------------    ------    -------------    ------    ---------
       Income (loss) before income taxes     1,453            0           1,453         1.7%       (1,734)        -2.0%       183.8%

Income taxes  (1)                              538            0             538        37.0%         (590)        34.0% (2)   191.2%
                                        -----------   ----------     -------------    ------    -------------    ------    ---------
Income (loss) before cumulative
   effect of accounting change        $        915            0             915         1.1%       (1,144)        -1.3%       180.0%
                                        ===========   ==========     =============    ======    =============    ======    =========

Net income (loss) per share                  $0.08        $0.00           $0.08                    ($0.10)
Net income (loss) per share,
   assuming dilution                         $0.08        $0.00           $0.08                    ($0.10)
Average shares outstanding                  11,383            0          11,383                    11,221
Average shares outstanding,
   assuming dilution                        11,765            0          11,765 (3)                11,221

Notes:

(1)  Percent of sales  column for income  taxes is  calculated  as a % of income
     (loss) before income taxes
(2)  Pre-restructuring income tax rate was 34%
(3) Incremental shares of 382,000 for fiscal 2003 included in fully diluted calculation
(4) Excludes $1.0 million (660,000 or $0.06 per share diluted, after taxes) of Culp Decorative Fabrics (CDF) and Culp Yarn (CYN) restructuring related charges from the cost of sales total
(5) Excludes $350,000 ($230,000 or $0.02 per share diluted, after taxes) of goodwill amortization
(6) Excludes CDF and CYN restructuring charges of $1.3 million ($860,000 or $0.08 per share diluted, after taxes)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
           for the three months ended July 28, 2002 and July 29, 2001


OVERVIEW

     GENERAL - For the first quarter, net sales decreased .7% to $85.9 million; and the company reported net income, excluding the cumulative effect of accounting change, of $915,000, or $0.08 per share diluted versus a net loss of $1.1 million, or $0.10 per share diluted in the first quarter of fiscal 2002, excluding restructuring and related charges, and goodwill amortization. The earnings improvement is attributable to gross profit dollar and margin gains in each of the divisions within the upholstery fabric segment, particularly in the Culp Decorative Fabrics division, along with reductions in SG&A, interest and other expenses. The company reported further improvement in its balance sheet by reducing funded debt by $12.0 million during the quarter and ending the quarter with $25.1 million in cash and cash investments.

     ADOPTION OF SFAS No. 142 - As of April 29, 2002, Culp adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 represents a substantial change in how goodwill is accounted for. SFAS No. 142 requires that goodwill no longer be amortized and that goodwill be tested for impairment by comparing the reporting unit's carrying value to its fair value as of April 29, 2002. SFAS No. 142 requires that any goodwill impairment loss recognized as a result of initial application be reported as of the first quarter of fiscal 2003 as a change in accounting principle, and that the income per share effects of the accounting change be separately disclosed.

For initial application of SFAS No. 142, an independent business valuation specialist was engaged to assist the company in the determination of the fair market value of Culp Decorative Fabrics because of the significance of the goodwill associated with the division and due to its operating performance for fiscal 2001 and 2002. Although operating results improved during the second half of fiscal 2002, they have been significantly below the division's historical level of profitability. As a result of the adoption of SFAS No. 142, the company recorded a non-operating, non-cash goodwill impairment charge of $37.6 million ($24.1 million net of taxes of $13.5 million), or $2.12 per share diluted, related to the goodwill associated with the Culp Decorative Fabrics division.

     PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) -- The company has included, within this financial information release, proforma income statements which reconcile the reported income statements with proforma results. See PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS) on page 7 of this financial information release.

     FISCAL 2003 RESTRUCTURING INITIATIVE IN CULP DECORATIVE FABRICS DIVISION -- As a result of successful restructuring and productivity enhancement initiatives during the past year, the company has identified a significant opportunity for further restructuring within its Culp Decorative Fabrics ("CDF") division that is expected to:

     -     substantially lower manufacturing costs;
     -     dramatically simplify its dobby upholstery fabric product line;
     -     significantly increase asset utilization; and
     -     enhance the division's manufacturing competitiveness

     While the company's recent profit improvement actions have resulted in substantial gains in productivity and margins at certain CDF locations, the division's gross profit margins still have significant room for improvement, and are below management's targeted levels. The progress made at certain CDF plants over the past year, however, has allowed for higher production outputs at these locations while using the same asset base. In addition, management has focused attention within this division to materially reduce manufacturing complexity by:
(1) simplifying raw material components; (2) eliminating low volume finished goods SKUs; and (3) configuring manufacturing for greater flexibility. The progress to date has resulted in the identification of additional opportunities to eliminate the least efficient and higher cost elements of the division's manufacturing base and to make higher use of the division's most productive assets. Based upon these considerations, management has approved a plan to significantly simplify dobby upholstery fabric offerings and consolidate the operations of the division's Chattanooga, Tennessee facility into other CDF plants, mainly the weaving plant in Pageland, South Carolina and the finishing plant in Burlington, North Carolina. The restructuring is expected to reduce annual expenses by $12 million to $15 million when fully implemented, while still maintaining capacity within the division's manufacturing assets to meet anticipated levels of demand for the foreseeable future. The benefit of the cost savings is expected to be partially realized beginning in the third quarter of fiscal 2003, with most or all of the benefit being experienced by the fourth quarter.

     The restructuring action will involve the closing of the Chattanooga facility, which contains weaving, finishing, yarn-making and distribution operations. This facility incurred about $20 million in manufacturing labor and overhead costs during fiscal 2002. Some of the newest equipment located there will be moved to Pageland and other CDF facilities, while other equipment will be sold or retired. As an initial step, the forty most modern weaving looms located in Chattanooga will be moved to Pageland during the company's second quarter, beginning in September. Also during the second quarter, the finishing, yarn-making and distribution operations will be consolidated into other CDF facilities.

     As a further part of the restructuring plan, the company will construct a small addition to the Pageland plant to allow for the increased output at the facility. The company also plans to purchase twenty (20) high speed weaving machines to be located at the Pageland facility. Finally, certain jacquard looms located at CDF's other weaving locations will be modified in ways that will allow them to produce some of the dobby products now produced at Chattanooga. This will also aid production during the transition period while equipment is being moved and installed. Weaving operations at the Chattanooga plant will be scaled back over time, beginning in the second quarter, and are expected to be completely terminated by the end of the third quarter.

     A key part of the restructuring is a substantial reduction in the complexity of the company's dobby upholstery fabric product line, which is expected to increase the efficiency of operations and greatly simplify the raw material components for this category of fabrics. As part of the changes being announced, the company plans to discontinue approximately 70% of its stock keeping units (SKUs) of dobby fabrics by the end of the second quarter. These discontinued SKUs represented only 10%, or $4 million, of the dobby product line sales for the twelve months ended July 28, 2002. To minimize the impact on its customers, the company plans to offer one final production run of the discontinued products.

     The construction at the Pageland facility and new loom purchases are expected to cost approximately $4 million, and it is anticipated that these assets will be placed into production by the end of fiscal 2003. The Chattanooga plant currently has approximately 350 employees, and all of those positions will be eliminated in the restructuring initiative. It is anticipated that the current actions will lead to the addition of approximately 50 positions in other CDF plants. Therefore, CDF expects to reduce its overall headcount by 25% with this plan.

     Once fully implemented, the restructuring plan is expected to significantly improve gross margins within CDF, while allowing the division the ability to meet foreseeable levels of demand, all on a substantially lower cost base. Management expects that the restructuring actions will reduce CDF's annual fixed manufacturing costs by approximately $8 million, or 29%, from the $29 million spent in fiscal 2002. The remaining cost savings of $4 - 7 million are expected to come from reduced variable production costs, as a result of greater utilization of an asset base that has significantly better efficiency and employs substantially fewer people. By consolidating the best assets from the Chattanooga plant into other CDF locations, in combination with transferring some production to the additional high speed looms that will be added to CDF's asset base, management anticipates that the average speed and the average utilization of the weaving and finishing equipment within the division will be substantially increased.

     The actions described above are expected to result in restructuring and related charges of approximately $15.0 million, which amounts to $9.1 million on an after-tax basis, or $0.78 per share. The charges will be incurred mostly in the second quarter ending October 27, 2002, with approximately $750,000 expected to be incurred in the second half of fiscal 2003. These restructuring charges, of which $4.3 million are expected to be non-cash items, will principally involve building lease termination costs, severance costs, equipment write-downs, inventory markdowns and equipment relocation costs.

     Management will take steps to minimize disruptions in production as the CDF assets are being moved and re-configured, but it is anticipated that the restructuring actions will impact operating earnings (before restructuring charges) during the second quarter by $500,000 to $900,000, or $0.03 to $0.05 per share. The company expects, however, that these short-term transition costs will be recovered during the third and fourth quarters of this fiscal year. Management believes that the long-term gains resulting from this restructuring will outweigh any short-term costs and the restructuring and related charges.

INCOME STATEMENT COMMENTS

     NET SALES - Upholstery fabric sales for the first quarter of fiscal 2003 decreased 2.8% to $59.9 million (see sales by Segment/Division on page 5). Domestic upholstery fabric sales increased $2.8 million, or 5.5%, to $53.0 million, while international sales of this category declined $4.5 million, or 39.2%, due primarily to the exiting of the wet printed flock fabric product line as of April 28, 2002.

Mattress fabric sales for the first quarter of fiscal 2003 increased 4.5% to $25.9 million. Sales to U.S. bedding manufacturers increased 4.1% while international sales gained 7.3%.

In line with apparent overall furniture and bedding industry trends, domestic sales declined by 3.2% for the month of July after being ahead of the prior year through the first two months of the quarter by 8.8%. It appears that the sales softness, which began in mid July, has continued into August, and the company now believes domestic sales for the second quarter ending October 27, 2002 will be flat to slightly down in comparison with the second quarter of last year. The company believes that domestic sales for fiscal 2003, as a whole, will increase over the fiscal 2002 total of $328.4 million.

     GROSS PROFIT - Gross profit increased $2.1 million, or 17.7%, compared with the year-earlier period, excluding restructuring and related charges, and increased as a percentage of net sales to 16.1% from 13.6%. This significant improvement reflects gross profit dollar and margin gains in each of the upholstery fabrics divisions, particularly Culp Decorative Fabrics (CDF). The key factors behind these gains were: (1) a more profitable sales mix across the divisions; (2) the elimination of the losses related to the wet printed flock business; and (3) the increasing productivity benefits from the 2001 restructuring actions taken in CDF. The first quarter represented the second consecutive quarter of higher year-over-year gross profit dollars and margins for CDF. The company is optimistic that gross margin in CDF can be improved significantly over the next one to two years. In order to continue the positive margin trend and reach targeted margin levels, the company is focusing its efforts to: (1) improve the profitability of the current sales mix by several gross margin points; (2) substantially improve asset utilization (i.e. the same or more yards produced on a lower asset base); (3) improve manufacturing performance, in terms of productivity and inventory obsolescence, and (4) successfully implement the restructuring plan discussed above.

Partially offsetting these gains, Culp Home Fashions reported slightly lower gross profit dollars and margins, due solely to a supply agreement under which products are sourced in Europe, both because of the higher intrinsic cost of these European goods, and because of the weakening of the U.S. dollar against the euro (since the products purchased under the agreement are priced in euros). The division entered into an agreement with a European supplier last fall as part of the termination of a long-term supply relationship. The agreement provided, among other things, that the company maintain a certain level of weekly purchases through October 31, 2002. Therefore, for the first and second quarters of this year, the company has been required to source products from this supplier that are significantly more expensive than products manufactured at the company's U.S. or Canadian plants in order to meet the agreement's minimum purchase levels. The margin impact of this European sourcing will be substantially completed in the second quarter, which ends October 27, 2002. The company estimates the impact for the second quarter will approximate $800,000 or $0.04 per share, after taxes. The company had planned during the last fiscal year for the termination of this supply agreement by initiating a plan to increase capacity in the U.S. and Canadian plants beginning in the first quarter and ending by December 2002. This capacity expansion project accounts for approximately $4.5 million of the company's fiscal 2003 capital spending plan.

     SG&A EXPENSES - SG&A expenses for the first quarter declined $798,000, or 7.1%, from the prior year, and as a percent of net sales, SG&A expenses declined to 12.2% from 13.0%. SG&A expenses in the first quarter include bad debt expense of $347,000 compared with $800,000 in the year-earlier period.

     INTEREST EXPENSE (INCOME)- Interest expense for the first quarter declined to $1.9 million from $2.1 million due to significantly lower borrowings outstanding, offset somewhat by an increase in the interest rate on the private placement debt. Interest income increased to $150,000 from $23,000 due to significantly higher invested cash as compared with the prior year.

     OTHER EXPENSE (INCOME), NET - Other expense (income) for the first quarter of fiscal 2003 totaled $211,000 compared with $572,000 in the prior year. The decrease was principally due to the adoption of SFAS No. 142, which discontinued the amortization of goodwill. Goodwill amortization during first quarter fiscal 2002 was $350,000. Also, during first quarter of fiscal 2003 debt issue cost totaling $113,700 was expensed due to the repayment of $10.9 million in industrial revenue bonds (IRBs).

     INCOME TAXES - Excluding the cumulative effect of accounting change and restructuring and related charges, the effective tax rate for the first quarter of fiscal 2003 was 37.0% compared to 34.0% the prior year.

     EBITDA - EBITDA for the first quarter of fiscal 2003 was $7.4 million compared with $4.7 million in the prior year. EBITDA includes earnings before interest, income taxes, depreciation, amortization, all restructuring and related charges, certain non-cash charges and cumulative effect of accounting change, as defined by the company's credit agreement.

BALANCE SHEET COMMENTS

     CASH AND CASH INVESTMENTS - Cash and cash investments as of July 28, 2002 decreased to $25.1 million from $32.0 million at fiscal year end, reflecting cash flow from operations of $5.4 million, capital expenditures of $3.1 million, debt repayment of $12.0 million, stock issuance of $1.0 million and an increase in accounts payable for capital expenditures of $1.7 million.

     WORKING CAPITAL - Accounts receivable as of July 28, 2002 decreased 33.7% from the year-earlier level, due principally to the decline in international sales with their related longer credit terms, and an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 34 days at July 28, 2002 compared with 51 a year ago and 36 at last fiscal year end. The aging of accounts receivable was 98.7% current and less than 30 days past due versus 91.9% a year ago. Inventories at the close of the first quarter increased 1.2% from a year ago. Inventory turns for the first quarter were 4.9 versus 5.1 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventory and accounts payable) was $70.8 million at July 28, 2002, down from $86.6 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT - Capital spending for the first quarter of fiscal 2003 was $3.1 million. The company's original budget for capital spending for all of fiscal 2003 was $8.5 million, compared with $4.7 million in fiscal 2002. As part of the fiscal 2003 restructuring plan in the Culp Decorative Fabric's division (see discussion above), the company increased the budget by $4.5 million to $13.0 million. Depreciation for the first quarter of fiscal 2003 totaled $3.6 million, and is estimated at $15.0 million for the full fiscal year.

     INTANGIBLE ASSETS - Goodwill is the company's only intangible asset. As of July 28, 2002, goodwill was $9.5 million, a decrease of $37.6 million from last fiscal year end due to the adoption of SFAS No. 142 (see discussion above).

     LONG-TERM DEBT - The company reduced funded debt by $12.0 million from last fiscal year end. Funded debt equals long-term debt plus current maturities. Funded debt was $96.5 million at July 28, 2002, compared with $108.5 million at fiscal 2002 year end. The company's funded debt-to-capital ratio was 49.9% at July 28, 2002.

     The company entered into a new loan agreement during August 2002 with its principal bank lender that provides, among other things, for: (1) a two year $34.7 million credit facility, which includes a $15.0 million revolving credit line and $19.7 million for letters of credit for the company's industrial revenue bonds (IRB's), (2) lower interest rates based upon a pricing matrix, and
(3) improved financial covenants. The agreement specifically allows for the Culp Decorative Fabrics restructuring and related charges (see discussion above). The company was in compliance with all convenants contained in its loan agreements as of July 28, 2002.